UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
       Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): February 3, 2006

                             TRIARC COMPANIES, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                             1-2207              38-0471180
 (State or other jurisdiction    (Commission File Number)      (IRS Employer
    of incorporation)                                        Identification No.)


            280 Park Avenue
             New York, NY                          10017
  (Address of principal executive offices)       (Zip Code)


        Registrant's telephone number, including area code: (212) 451-3000

                               Not Applicable
       (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 3.02.        Unregistered Sales of Equity Securities

     On February 3, 2006, Triarc Companies, Inc. (the "Company") agreed to repurchase an aggregate of $58,396,000 principal amount of its 5% Convertible Notes due 2023 (the "Notes"), and to pay accrued and unpaid interest and related premiums, in exchange for an aggregate of 1,459,900 shares of Class A Common Stock, par value $0.10 per share ("Class A Common Stock"), 2,939,173 shares of Class B Common Stock, par value $0.10 per share ("Class B Common Stock") and an aggregate cash payment to the selling noteholders of $3,363,594.17, subject to adjustment depending upon the actual date of the closings, in privately negotiated transactions (the "Exchanges"). Upon the satisfaction of the conditions set for in the related indenture, the Notes that are to be acquired would have been convertible into 1,459,900 shares of Class A Common Stock and 2,919,800 shares of Class B Common Stock (assuming the current conversion rate). The Company expects the Exchanges to settle on or about February 8, 2006. The shares of Class A Common Stock and Class B Common Stock will be issued in reliance upon the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. The Company expects to record a pre-tax charge of approximately $3.0 million in connection with these transactions.

     On February 3, 2006, the Company also settled the repurchase of $69,734,000 of the previously announced $82,234,000 principal amount of Notes to be repurchased. The settlement of the remaining portion of such repurchase ($12,500,000 principal amount of Notes) is expected to occur on or about February 6, 2006.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 3, 2006

                               TRIARC COMPANIES, INC.



                               By: /s/STUART I. ROSEN
                                  --------------------------
                                   Name:    Stuart I. Rosen
                                   Title:   Senior Vice President
                                               and Secretary